Exhibit 99.1

American Midstream Announces Gulf Coast Volumes Have Returned to Pre-Hurricane Isaac Levels

DENVER, CO - October 4, 2012 - American Midstream Partners, LP (NYSE: AMID) today announced that repairs are nearly complete on the Partnership’s Gulf Coast assets that were damaged during Hurricane Isaac, and gathering and processing volumes have returned to pre-hurricane levels. Final repairs to restore all systems affected by the storm are expected to be completed by the end of October.

American Midstream suspended operations on all gathering and processing systems in Hurricane Isaac’s projected path before the hurricane reached the Gulf Coast. The hurricane caused direct damage to the Gloria and Lafitte systems. In addition, the Quivira, Burns Point, and Chalmette systems were indirectly impacted due to customers’ production shut-ins. Following the hurricane, the Partnership restored operations as quickly as reasonably possible given the magnitude of the storm surge, dependence on third parties to restore power, the availability of construction equipment and crews, and the impact to producer customers’ oil and gas production.

The partnership currently estimates capital expenditures to repair the Gloria and Lafitte systems totaled approximately $2 million, which will be incurred in the third and fourth quarters, and operating income was impacted by approximately $800,000, which will affect financial results primarily in the third quarter. The damaged systems are insured for named windstorms and business interruption after meeting a $1 million deductible.

About American Midstream Partners

Denver-based American Midstream Partners is a growth-oriented limited partnership formed to own, operate, develop and acquire a diversified portfolio of natural gas midstream energy assets. The company provides midstream services in the Gulf Coast and Southeast regions of the United States. For more information about American Midstream Partners, visit www.AmericanMidstream.com.

Forward Looking Statements

This press release includes forward-looking statements. These statements relate to, among other things, projections of operational volumetrics and improvements, growth projects, cash flows and capital expenditures. We have used the words “anticipate”, “believe”, “could”, “estimate”, “expect”, “intend”, “may”, “plan”, “predict”, “project”, “should”, “will”, “potential” and similar terms and phrases to identify forward-looking statements in this press release. Although we believe the assumptions upon which these forward-looking statements are based are reasonable, any of these assumptions could prove to be inaccurate and the forward-looking statements based on these assumptions could be incorrect. Our operations involve risks and uncertainties, many of which are outside our control, and any one of which, or a combination of which, could materially affect our results of operations and whether the forward-looking statements ultimately prove to be correct. Actual results and trends in the future may differ materially from those suggested or implied by the forward-looking statements depending on a variety of factors which are described in greater detail in our filings with the SEC. Please see our Risk Factor disclosures included in Annual Report on Form 10-K for the year ended December 31, 2011 filed on March 19, 2012 and our Quarterly Report on Form 10-Q filed on August 13, 2012. All future written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the previous statements. We undertake no obligation to update any information contained herein or to publicly release the results of any revisions to any forward-looking statements that may be made to reflect events or circumstances that occur, or that we become aware of, after the date of this press release.